Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                       Votes for     Votes withheld
Liaquat Ahamed         176,804,132   6,294,359
Ravi Akhoury           176,905,841   6,192,649
Barbara M. Baumann     177,716,173   5,382,317
Jameson A. Baxter      177,651,443   5,447,047
Charles B. Curtis      177,640,934   5,457,557
Robert J. Darretta     177,728,771   5,369,719
Katinka Domotorffy     177,481,553   5,616,937
John A. Hill           177,758,170   5,340,320
Paul L. Joskow         177,751,800   5,346,690
Kenneth R. Leibler     177,821,901   5,276,589
Robert E. Patterson    177,687,130   5,411,360
George Putnam, III     177,756,853   5,341,637
Robert L. Reynolds     177,861,329   5,237,161
W. Thomas Stephens     177,702,507   5,395,983

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Broker non votes
54,748,256  1,260,760      3,054,300    13,158,048

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for    Votes against  Abstentions  Broker non votes

137,678,659  3,199,261      8,004,299    34,216,272


All tabulations are rounded to the nearest whole number.